Exhibit (a)(5)(I)

SADIA S.A.

Listed Company

CNPJ/MF n.º 20.730.099/0001-94

MARKET ANNOUNCEMENT

SADIA S.A. (“Sadia”), in accordance with the notice OFÍCIO/CVM/SEP/SER/N. 92/2006, hereby notifies its shareholders, the shareholders of Perdigão S.A. (“Perdigão”) and the market, the information available on the internet page of the Comissão de Valores Mobiliários in reference to the Notice of Public Tender Offer for the Acquisition of Shares of Perdigão S.A. published on July 17, 2006:

“CVM informs about the offer to acquire the control of Perdigão S.A. launched by Sadia S.A.”

In relation to the offer to acquire the control of Perdigão S.A. launched by Sadia S.A. on last July 17 (the “Offer”), CVM informs the following to the market:

1. On July 18 Perdigão S.A. disclosed, by notice of material event, that it was informed of the refusal to the Offer, by registered shareholders representing more than 50% of its shares. On July 19, in accordance with the notice submitted by the Superintendência de Registro - SRE and by the Superintendência de Relações com Empresas - SEP from the CVM, Perdigão S.A. filed in the IPE system of the CVM and the Bovespa a new notice of material event, informing that the shareholders had refused the Offer.

2. The document presented by Perdigão S.A. to support the refusal of the Offer by certain shareholders (Caixa de Previdência dos Funcionários do Banco do Brasil - Previ, Fundação Sistel de Seguridade Social, Fundação de Previdência e Assistência Social do BNDES - Fapes, Real Grandeza - Fundação de Previdência e Assistência Social, Caixa de Previdência dos Funcionários do Sistema Banerj - Previ-Banerj, Fundação Petrobras de Seguridade Social - Petros e Fundação Vale do Rio Doce de Seguridade Social - Valia) representing 49,82% of its corporate capital are the minutes of a Shareholders Meeting previous to the meeting of the Board of Directors of Perdigão S.A. in which was discussed the need or not to hire by Perdigão S.A., an evaluation report, as set forward in the Notice of Offer, and was decided against the hiring.  At the end of these minutes is stated only the following in relation to the Offer: “Moreover, the offered price of R$27.88 does not meet shareholders expectations.”

3. Therefore, CVM understands that the documentation presented is not sufficient to attest the effectiveness of such refusal pursuant to the shareholders above mentioned, reason for which CVM on this date is notifying the already mentioned shareholders of Perdigão S.A., in order for them to confirm, in an unequivocal manner, that they rejected the Offer.

4. On the other hand, even though the Offer is conditioned on the acquisition of more than 50% of the corporate capital of Perdigão S.A., and Perdigão S.A. has disclosed a refusal for the Offer by the registered shareholders representing more than 50% of its shares, Sadia S.A., also on July 19, disclosed a notice of material event with the understanding that the fulfillment of that condition must only occur at the auction, scheduled to occur on 10.24.2006, which would authorize the continuing of the Offer until such date. Sadia S.A. also communicates the intention to consult with CVM on the interpretation of the clause of the by-laws of Perdigão S.A.

5. The Notice of Offer published by Sadia S.A. establishes that “The validity of the Offer and of the Auction is conditioned on the fulfillment of”, among others, of the condition of “Acceptance by Registered Shareholders representing, at least … 50% (fifty percent) plus 1 (one) of all shares issued by the Company.” The Notice of Offer also establishes that should “any of the Conditions not be fulfilled, and not be expressly waived by the Offeror, the Offer shall no longer be valid, not producing any of its effects, in which case the Offer shall be revoked”.

6. Therefore, in the event of confirmation of the refusal manifested beforehand by the registered shareholders representing more than 50% of the corporate capital, and given that no waiver was granted by Sadia S.A. of the acceptance condition of more than 50% of the corporate capital, the Offer will have, in theory, lost its validity. For this reason, CVM is notifying Sadia S.A. to, in a 24 (twenty four) hour period after the disclosure of Perdigão S.A., of instruments that support the refusal of the Offer by shareholders that represent more than 50% of shares of the company, to disclose to the market if it will change the terms of the Offer, modifying the condition before mentioned and any other stipulation in it disclosed, being certain that, in contrary, the Offer will have lost its effect, in face of the expressed refusal of the shareholders already mentioned.

7. CVM has also determined Perdigão S.A. and Sadia S.A. to disclose the content of this notice, filing it through the IPE system.

Sadia will give the necessary disclosure of all the new events related to the Offer to its shareholders, to the shareholders of Perdigão and to all investors.

São Paulo, July 19, 2006

Luiz Gonzaga Murat Júnior

Finance and Investment Relations Officer

The Offeror will file a tender offer statement under cover of Schedule TO with the U.S. Securities and Exchange Commission. Shareholders not resident in Brazil are advised to read the tender offer statement, the offer to purchase and the other documents relating to the tender offer that are filed with the U.S. Securities and Exchange Commission when they become available because they will contain important information. Shareholders may obtain copies of these documents for free, when they become available, at the SEC’s website at www.sec.gov or from the U.S. Information Agent to be appointed in connection with the tender offer.